Exhibit 10.24

LPL FINANCIAL HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
1.DEFINED TERMS
Exhibit A, which is incorporated by reference, defines the terms used in this Plan and sets forth certain operational rules relating to those terms.
2.    PURPOSE; EFFECTIVE DATE
The purpose of the Plan is to enable Directors to defer the receipt of certain compensation earned in their capacity as non-employee directors of the Company. The Plan is an unfunded deferred compensation plan that is intended to (a) comply with Section 409A and shall be construed, administered and interpreted accordingly and (b) be exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall be effective as of November 19, 2015.
3.    ADMINISTRATION
The Plan is administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; to prescribe forms, rules and procedures relating to the Plan; and to otherwise do all things necessary or appropriate to carry out the purpose of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties. No individual acting as Administrator may determine his or her own rights or entitlements under the Plan, if any.
4.    ELIGIBILITY AND PARTICIPATION
(a)    Commencement of Participation. A Director will become a Participant on the day that his or her first deferral election under Section 5 becomes irrevocable, as provided for in Section 5(c).
(b)    Termination of Eligibility and Participation. A Director shall remain a Participant until his or her Account has been fully distributed.
5.    DEFERRAL ELECTIONS
(a)    Director Equity Retainer. A Director may defer the receipt of 100% of the Equity Retainer awarded to such Director as compensation for services to be performed in any calendar year by completing and delivering a deferral election in accordance with Section 5(c) below not later than December 31 of the preceding calendar year (or such earlier date as may be specified by the Administrator). Subject to Section 5(d) below, any individual who becomes a Director after January 1 of any year may elect within 30 days after becoming a Director to defer the receipt of 100% of the pro-rata Equity Retainer awarded to such Director as compensation for services to be performed subsequent to such election in the remainder of such calendar year by completing and delivering a deferral election in accordance with Section 5(c) below within such 30-day period. For the avoidance of doubt, a Director who elects to defer his or her Equity Retainer for services to be performed in a calendar year may defer no less than 100% of such Equity Retainer and any deferral election to the contrary shall be null and void and shall have no effect.
(b)    Director Cash Retainer. For any calendar year with respect to which a Director elects to defer his or her Equity Retainer pursuant to Section 5(a), the Director may also defer the receipt of 100% of the Cash Retainer payable as compensation for services to be performed in the same calendar year by completing and delivering a deferral election form in accordance with Section 5(c) below not later than December 31 of the preceding calendar year (or such earlier date as may be specified by the Administrator). Subject to Section 5(d) below, any individual who becomes a Director after January 1 of any year, and elects to make a deferral of his or her Equity Retainer for the remainder of such calendar year pursuant to Section 5(a), may elect within 30 days after becoming a Director to defer the receipt of 100% of the pro-rata Cash Retainer payable as compensation for services to performed subsequent to such election in the remainder of such calendar year by completing and delivering a deferral election in accordance with Section 5(c) below within such 30-day period. A Director’s Cash Retainer shall be treated as earned for services performed in a calendar year if paid with respect to services performed in such year. For the avoidance of doubt, (i) a Director may not elect to defer a Cash Retainer payable for services to be performed in a calendar year pursuant to this Section 5(b) unless such Director has made a deferral of the Equity Retainer payable for services to be performed in the same calendar year pursuant to Section 5(a), and (ii) a Director who elects to defer his or her Cash Retainer for services to be performed in a calendar year may defer no less than 100% of such Cash Retainer and, in each case, any deferral election to the contrary shall be null and void and shall have no effect.
(c)    Form of Deferral Election. Each deferral election under this Section 5 shall be made in writing on the form set forth on Exhibit B hereto, or in such other writing (including an electronic writing) as prescribed by the Administrator. The Administrator may condition the effectiveness of any election upon the delivery by the Director of such other form or forms as the Administrator may prescribe. A deferral election under this Section 5 for a particular calendar year shall become irrevocable once that year has begun or upon such earlier date as may be specified by the Administrator (or in the case of an initial year of participation under Section 5(a) or 5(b) for an individual who becomes a Director after January 1 of any calendar year, once the 30-day initial election period has expired). Any election submitted in accordance with this Section 5 shall remain in effect only for the calendar year following the year in which the election was made.
(d)    Limitation on Mid-Year Elections. Any individual who becomes a Director after January 1 of any year and who already participates or is eligible to participate in (including, except to the extent otherwise provided in Section 1.409A-2(a)(7) of the Treasury Regulations, an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations shall not be treated as eligible for the mid-year election rules of this Section 5 with respect to the Plan, even if he or she had never previously been eligible to participate in the Plan itself.
6.    ACCOUNTS
(a)    Establishment of Accounts. The Company shall maintain an Account on behalf of each Participant and shall make additions to and subtractions from such Account as provided herein.
(b)    Investment in Stock Units. For each Equity Retainer and Cash Retainer deferred by a Director under Section 5, there shall be credited to a Participant's Account a number of Stock Units that is equal to the quotient obtained by dividing (i) the dollar amount of such deferred Cash Retainer or Equity Retainer by (ii) the fair market value of a share of Stock (as determined in accordance with the Policy and the Equity Plan) on the date the Cash Retainer or Equity Retainer then being allocated to the Account would otherwise have been paid (or, in the case of any deferred Equity Retainer, granted) to the Participant, rounded down to the nearest whole number of Stock Units.
(c)    Dividends. On the payment date of any cash dividend with respect to Stock, the number of vested and unvested Stock Units credited to a Participant's Account shall be increased by that number of Stock Units which is equal to the quotient obtained by dividing (i) the Dividend Amount by (ii) the fair market value of a share of Stock (as determined in accordance with the Policy and the Equity Plan) on the payment date, rounded down to the nearest whole number of Stock Units. In the case of any dividend declared on Stock which is payable in Stock, a Participant's Account shall be increased by that number of Stock Units which is equal to the product of (x) the number of Stock Units credited to the Participant's Account on the related dividend record date and (y) the number of shares of Stock (including any fraction thereof) declared as a dividend with respect to a share of Stock, rounded down to the nearest whole number of Stock Units.
(d)    Stock Units credited to a Participant’s Account pursuant to this Section 6 shall be considered awards of Stock Units granted under the Equity Plan and the shares of Stock issuable upon the distribution of a Participant’s Account shall be counted against the share reserve of the Equity Plan in accordance with Section 4 of the Equity Plan. Stock Units credited to a Participant’s Account shall be subject to adjustment in accordance with Section 7 of the Equity Plan and in the event of a Change in Control that is a Covered Transaction (within the meaning of the Equity Plan), the provisions of Section 7 of the Equity Plan shall apply to the Stock Units credited to a Participant’s Account in a manner consistent with the requirements of Section 409A of the Code. In all other respects, Stock Units credited to a Participant’s Account and, the Stock issued upon distribution thereof shall be subject to the terms and conditions of the Equity Plan, which are incorporated herein by reference. For the avoidance of doubt, no Stock has been separately reserved for issuance under the Plan
7.    VESTING
(a)    Stock Units Attributable to Cash Retainer. A Participant shall be fully vested in the portion of his or her Account, including any Stock Units credited to such Participant’s account pursuant to Section 6(c), that is attributable to the deferral of a Cash Retainer.
(b)    Stock Units Attributable to Equity Retainer. A Participant shall become fully vested in the portion of his or her Account, including any Stock Units credited to such Participant’s account pursuant to Section 6(c), that is attributable to the deferral of an Equity Retainer on the date on which such Equity Retainer would have vested in accordance with the Policy if it had not been deferred pursuant to the Plan (for each such deferral of an Equity Retainer, the “Vesting Date”), subject, in all cases to the Director’s continuous service as a Director through the applicable Vesting Date. Upon a termination of a Director’s service prior to a Vesting Date for any reason, any unvested portion of his or her Account, including any Stock Units credited to such Participant’s account pursuant to Section 6(c), shall be automatically and immediately forfeited.
(c)    Notwithstanding anything to the contrary in this Section 7, any unvested portion of a Director’s Account shall vest upon the occurrence of a Change in Control, provided that the Director remains in service at such date.
8.    DISTRIBUTIONS
(a)    Form of Distribution. The Company shall make a distribution to a Participant in the form of a single distribution of Stock equal in number to the number of vested Stock Units credited to such Participant’s Account.
(b)    Timing of Distribution. A distribution described in Section 8(a) shall be made to the Participant by the Company within thirty (30) days following the earlier of (i) such Participant’s Separation from Service for any reason (including by reason of death) or (ii) a Change in Control.
9.    AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan for any purposes which may at the time be permitted by law, and may at any time terminate the Plan; provided, however, that, except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the rights of a Participant with respect to vested amounts, if any, standing to the credit of such Participant's Account prior to such alteration so as to affect materially and adversely the Participant’s rights with respect to such amount. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator. In addition, a Participant's deferral election in effect for the calendar year in which the termination of the Plan occurs shall not be cancelled for such year, and no distributions shall be made upon termination of the Plan, unless permitted by and in accordance with Section 409A of the Code.

10.    GOVERNING LAW
The provisions of the Plan and deferral election agreement under the Plan and all claims or disputes arising out of or based upon the Plan or any deferral election agreement under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
11.    MISCELLANEOUS
(a)    Unfunded Plan. This Plan shall not be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant. The Company shall not be obligated to fund its liabilities under the Plan and no person (including, without limitation, any Participant or any beneficiary thereof) shall have any claim against the Company or its assets in connection with the Plan other than as an unsecured general creditor.
(b)    No Warranties. The Company does not warrant or represent in any way that the value of a Participant’s Account will increase or not decrease. Each Participant (and his or her designated beneficiaries) assumes all risk in connection with participation in the Plan, including, without limitation, any change in such value.
(c)    Limitation on Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of any deferral to satisfy the requirements of Section 409A of the Code.
(d)    No Stock Ownership. Stock Units do not create any interest in any class of equity securities of the Company, and no Participant (or beneficiary) shall have any rights of a shareholder with respect to Stock Units (including, for the avoidance of doubt, any voting rights) by virtue of participation in the Plan, except as to shares of Stock actually distributed to him or her (or his or her designated beneficiaries) pursuant to the Stock Units credited to his or her Account.
(e)    Designation of Beneficiary. Subject to such rules and limitations as the Administrator may prescribe, each Participant from time to time may designate one or more persons (including a trust) to receive benefits payable with respect to the Participant under the Plan upon or after the Participant’s death, and may change such designation at any time. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Administrator, and will be effective only when filed in writing with the Administrator during the Participant’s lifetime. In the absence of a valid beneficiary designation, or if, at the time any benefit payment is due to a beneficiary there is no living Beneficiary validly named by the Participant, the Administrator shall cause such benefit to be paid to the Participant’s estate.
(f)    Inalienability of Benefits. No benefit under, or interest in, the Plan or any Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void other than pursuant to a beneficiary designation filed under the Plan or by will or under the applicable laws of descent and distribution.
(g)    Status as a Director. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company's stockholders or to confer any right on the part of a Director to receive any, or any particular level, of Cash Retainer or Equity Retainer.
12.    As of November 19, 2015

Exhibit A

DEFINITION OF TERMS
“Account”: A book entry account established and maintained by the Company on behalf of a Participant to record his or her deferral of any Equity Retainer and Cash Retainer under the Plan and any additions thereto or subtractions therefrom credited or charged in accordance with Section 6 hereof.
“Administrator”: The Compensation Committee, which may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.
“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, except that in determining eligibility for the grant of an Award by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply but any such change shall not be effective for twelve (12) months.
“Board”: The Board of Directors of the Company.
“Cash Retainer”: The portion of any annual retainer payable to a Director in cash, as set forth in the Policy, other than any portion of the annual retainer payable in cash solely in respect of a Director’s service on a committee of the Board (whether standing or otherwise) or as Lead Director of the Board. The portion of any annual retainer payable to a Director in cash shall be determined prior to taking into account the ability of a Director to make an election pursuant to the Policy to have such portion payable in Stock in lieu of cash.
“Change in Control” The consummation, after the Effective Date, of (i) any transaction or series of related transactions, whether or not the Company is party thereto, after giving effect to which in excess of 50% of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any “group” (as defined in the Exchange Act Rules) other than, in each case, the Company or any person and entity directly or indirectly controlling, controlled by or under common control with the Company (where control may be by management authority, contract or equity interest) immediately following the Effective Date or (ii) a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction.
“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.
“Company”: LPL Financial Holdings Inc.
“Compensation Committee”: The Compensation and Human Resources Committee of the Board.
“Director”: A member of the Board who is not an employee of the Company or any of its Affiliates.

A-1

“Equity Plan”: The LPL Financial Holdings Inc. Amended and Restated 2010 Omnibus Equity Incentive Plan, as amended from time to time.
“Equity Retainer”: The portion of any annual retainer payable to a Director in the form of restricted shares of the Company’s common stock, as set forth in the Policy.
“Exchange Act”: The Securities Exchange Act of 1934, as from time to time amended and in effect.
“Dividend Amount”: An amount equal to the product of (i) the number of vested and unvested Stock Units credited to the Participant's Account on the date of a dividend and (ii) the amount of the dividend with respect to a share of Stock.
“Participant”: A Director that participates in the Plan.
“Policy”: The LPL Financial Holdings Inc. Non-Employee Director Compensation Policy, as may be amended from time to time and any successor policy thereto.
“Plan”: The LPL Financial Holdings Inc. Non-Employee Director Deferred Compensation Plan, as may be amended from time to time.
“Separation from Service”: A “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein) from the Company and all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations; and correlative terms shall be construed to have a corresponding meaning.
“Stock”: A share of common stock of the Company, par value $0.001 per share.
“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

A-2

Exhibit B

DEFERRAL ELECTION AGREEMENT
THIS DEFERRAL ELECTION AGREEMENT, dated as of ____________, 201[5], is entered into by and between LPL Financial Holdings Inc. (the “Company”), a Delaware corporation, and the undersigned Director of the Company (the “Director”). This Deferral Election Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed, administered and interpreted accordingly. All definitions shall have the meaning set forth in the Company’s Non-Employee Director Deferred Compensation Plan, as may be amended from time to time, except as otherwise set forth herein.
WHEREAS, the Director serves as a non-employee director of the Company and will earn remuneration in the form of an Equity Retainer and a Cash Retainer from the Company in that capacity pursuant to the Company’s Non-Employee Director Compensation Policy, as may be amended from time to time; and
WHEREAS, the Director and the Company desire to enter into an agreement to provide for the deferral of the Equity Retainer and, if applicable, the Cash Retainer in a manner consistent with the Plan and the requirements of Section 409A of the Internal Revenue Code.
NOW, THEREFORE, it is agreed as follows:
1. The Director irrevocably elects to defer receipt of:

□	100% of the Equity Retainer awarded for services to be performed after the date of this Agreement [in calendar year 2016].

□
100% of the Equity Retainer awarded for services to be performed after the date of this Agreement [in calendar year 2016] and 100% of the Cash Retainer awarded for services to be performed after the date of this Agreement [in calendar year 2016].

2. The Director hereby acknowledges that (i) he or she may defer no less than 100% of the Equity Retainer and, if applicable, the Cash Retainer pursuant to Section 1 and (ii) an election to defer receipt of the Cash Retainer pursuant to Section 1 shall be valid only if the Director has elected to defer receipt of the Equity Retainer for the same calendar year. In each case, any deferral election to the contrary shall be null and void and shall have no effect.
3. An election to defer receipt of the Equity Retainer and, if applicable, the Cash Retainer shall remain in effect only for such Equity Retainer and, if applicable, such Cash Retainer earned in calendar year 2016.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Director has executed this Agreement, as of the date first written above.
LPL FINANCIAL HOLDINGS, INC.
By:

Director

B-1